Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

KKR US DIRECT LENDING FUND-U

This Certificate of Trust of KKR US Direct Lending Fund-U (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is KKR US Direct Lending Fund-U.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 4001 Kennett Pike, Suite 302, Wilmington, DE 19807, New Castle County. The name of the Trust’s registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act, as of this 2nd day of May 2023.

/s/ Michael Nguyen
Name: Michael Nguyen
Tile: Trustee